Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pegasystems Inc. of our report dated February 24, 1997, included in the 1997 Annual Report to Stockholders of Pegasystems Inc.

Our audits also included the financial statement scheudle of Pegasystems Inc. for the years ended December 31, 1996 and 1995, listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the 1996 and 1995 information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09305) pertaining to the Amended and Restated 1994 Long-Term Incentive Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Non-Employee Director Stock Option Plan of Pegasystems Inc. of our report dated February 24, 1997, with respect to the consolidated financial statements and schedule of Pegasystems Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, included or incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1997.





                                      /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 15, 1999